Exhibit 10.15

Summary of Virginia Partners Bank Management Incentive Plan

Virginia Partners Bank maintains a management incentive plan for the purpose of awarding annual cash bonuses to certain employees of the bank based on the achievement of annual performance objectives established each year under the plan. The plan is designed to reward performance against key bank-wide strategic objectives. Each year the Compensation Committee of the Board of Directors of Virginia Partners Bank develops a template setting forth the percentage of base salary opportunity, performance measures and goals selected from the bank’s approved budget numbers or other objective measure, and weightings assigned to each of the performance measures. The performance measures, goals and weightings assigned to them may change from year to year. The Compensation Committee of the Board of Directors of Virginia Partners Bank approves or ratifies the amount of the bonus payout for each participant following the end of the annual performance period.

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